UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 31, 2005

TRIKON TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26482	95-4054321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ringland Way, Newport, South Wales NP18 2TA,

United Kingdom

(Address of principal executive offices, including zip code)

44-1633-414-000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 31, 2005, Trikon Technologies, Inc. (“Trikon”) entered into a Compromise Agreement and a Contract for Services with William Chappell, Trikon’s former chief financial officer.

The Compromise Agreement provides for, among other things, Trikon’s acceptance of Mr. Chappell’s resignation, the continuation of certain confidentiality and non-solicitation provisions of Mr. Chappell’s previous contract of employment with Trikon and the release by Mr. Chappell of any claims arising out of Mr. Chappell’s employment with Trikon.

The Contract for Services with Mr. Chappell provides that, among other things, Mr. Chappell will act in a consulting capacity to Trikon and provide services on matters associated with the proposed merger of Trikon and Aviza Technology, Inc. (“Aviza”). Pursuant to this agreement, Mr. Chappell will be given a one time retainer of £9,750 and will be paid at a rate of £75 per hour. In addition, Mr. Chappell will be paid a declining bonus that ranges from £29,000 to £0 based on the closing date of Trikon’s proposed merger with Aviza.

In addition, on April 5, 2005, Trikon entered into an offer letter with Martyn Tuffery memorializing his appointment as acting chief financial officer of Trikon. The offer letter provides for a base salary of £65,000 with an additional £1,875 per month until the end of the month in which the proposed merger with Aviza closes. Furthermore, the offer letter provides for a declining bonus that ranges from £21,875 to £0 based on the closing date of Trikon’s proposed merger with Aviza.

Mr. Tuffery also entered into Trikon’s standard form of director and officer indemnification agreement on March 31, 2005, whereby Trikon agreed to indemnify Mr. Tuffery for certain liabilities that he might incur in his capacity as an officer of Trikon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIKON TECHNOLOGIES, INC.

By:	/s/ John Macneil
John Macneil
President and Chief Executive Officer

Date: April 6, 2005